Exhibit 99.1

Advanced Silicon Battery Company Enovix to Become a Public Company Through Merger with Rodgers Silicon Valley Acquisition Corp.

Enovix Corporation and Rodgers Silicon Valley Acquisition Corp Enter into a Merger Agreement

•	Enovix is the leader in the design and manufacture of next generation 3D Silicon™ Lithium-ion batteries with energy densities that are five years ahead of current battery technologies

•	Funded design wins with several blue chip customers in the high-value mobile computing segments (wearables, mobile communications, PCs and AR/VR) of the Li-ion battery cell market, which is expected to reach a $13 billion addressable market by 2025, of the total expected $75 billion Li-ion battery cell market

•	Customer endorsement and investment has led to the construction of Enovix’s first battery production facility in Fremont, CA; larger second facility planned for 2023 and strategy for a third facility focused on Electric Vehicle (“EV”) batteries

•	Transaction values Enovix at an estimated pro forma enterprise value of $1.128 billion upon completion

•	The transaction will result in approximately $385 million in net proceeds through the business combination, which includes $230 million of cash held in trust by Rodgers Silicon Valley Acquisition Corp., assuming no redemptions

•	Transaction includes an upsized and oversubscribed $175 million PIPE issued at $14 per share, anchored by leading institutional investors

•	The combined company will be named Enovix Corporation and will apply for listing on the Nasdaq under the ticker ENVX

•	Enovix co-founder and CEO Harrold Rust and existing management team to lead the combined company while gaining new board members Manny Hernandez and Dan McCranie from the Rodgers Silicon Valley Acquisition Corp. team

FREMONT CA—(BUSINESS WIRE)—February 22, 2021—Enovix Corporation (“Enovix” or the “Company”), the leader in the design and manufacture of next generation 3D Silicon™ Lithium-ion batteries, and Rodgers Silicon Valley Acquisition Corp. (Nasdaq: RSVA, RSVAU, RSVAW) (“Rodgers” or “RSVAC”), a special purpose acquisition company (“SPAC”), today announced that they have entered into a definitive agreement and plan of merger for a business combination that will result in Enovix becoming a publicly listed company. Upon closing of the transaction, which is expected to occur in the second quarter of 2021, the company will be named Enovix Corporation and is expected to remain listed on the Nasdaq Stock Market under the new ticker symbol, “ENVX”. The transaction reflects an estimated pro forma enterprise value for the combined company of approximately $1.128 billion.

Enovix has designed, developed, and sampled advanced Lithium-ion batteries with energy densities five years ahead of current industry production. The company’s first products include batteries with energy densities as high as 900 Wh/L. This breakthrough alters a 30-year trajectory of energy density improvements (<4.4% annually) by the Li-ion battery industry, which is modest by the standards of Silicon Valley and Moore’s Law. Unlike traditional “jelly roll” Li-ion batteries, Enovix products are encased in precision stainless steel and manufactured with a high-speed precision stacking process. This proprietary 3D cell architecture enables Enovix to use silicon as the only active lithium cycling material in the anode.

The proceeds from this transaction will enable Enovix to build out its first two production facilities to support demand from blue chip customers in fast-growing mobile computing markets (wearables, mobile communications, PCs and AR/VR), totaling 1.78 GWh of capacity, while continuing to develop cells for EVs.

Harrold Rust, co-founder and Chief Executive Officer of Enovix, commented, “In 2007, the co-founders of Enovix set out to build a better battery by changing the cell architecture. Today, we stand at the threshold of producing the first advanced silicon-anode lithium-ion battery for mass-market applications from our U.S. manufacturing facility. Credit goes to the engineers and scientists of Enovix who designed and developed our advanced battery and our high-volume production operation. We are excited to partner with the accomplished team at RSVAC,” Rust added, “who understand that the success of any advanced product is the ability to produce it at scale. With their help and the capital provided by this transaction, Enovix will produce the advanced batteries that power our mobile future.”

T.J. Rodgers, Chairman and Chief Executive Officer of Rodgers and a member of the board of directors of Enovix, added, “Enovix has made industry-altering breakthroughs in two areas: battery design and battery manufacturing. Every chemistry professor has a better battery idea in his notebook. But only Enovix is building a world-class fab for actually putting a high-energy density silicon anode battery into the hands of the world’s leading technology companies. The company will have a big impact on products in mobile computing, wearables, and ultimately electric vehicles. Enovix has spent 13 years doing difficult work and refused to compromise on engineering integrity. Its toughness led Enovix to today’s transaction, and billions of consumers stand to benefit.”

“In my career, I have seen many claims of battery breakthroughs. But Enovix stands apart in that it has actually sampled cells based on its innovative architecture with leading customers and has a credible plan to manufacture at scale,” said Greg Reichow, a member of the board of directors of Enovix, a Partner at Eclipse Ventures and former VP of Production for Tesla. “Enovix has already delivered batteries with record-setting energy densities to customers and will do so at scale as soon as next year,” Reichow added.

Joseph Malchow, founding partner at the venture capital fund Hanover Technology, and a Rodgers board member, commented, “The last speed limiter on how software can enhance our lives is battery energy density. Enovix technology alleviates those limits. When your vehicle’s computer can run another GPU core, you get home safely. When your phone can conduct real-time depth sensing, your video calls with family are more immersive. When your smartwatch can run a neural network locally, your health data is more secure. I am proud of Enovix’s twin breakthroughs in battery design and manufacturing, and we are honored to help them reach the public market.”

As part of the deal, Enovix will retain its highly experienced management team, led by co-founder and CEO Harrold Rust, while gaining new board members Manny Hernandez and Dan McCranie from the Rodgers team.

Transaction Overview

The transaction reflects an implied pro forma enterprise value of $1.128 billion. Upon the closing of the business combination, and assuming no redemptions of shares of Rodgers by its public stockholders, Enovix will receive approximately $385 million in net cash, after expenses. The proceeds will be funded through a combination of approximately $230 million cash in trust by Rodgers and a $175 million concurrent PIPE of common stock issued at $14 per share, anchored by leading institutional investors.

The boards of directors of both Enovix and Rodgers have unanimously approved the proposed transaction, which is expected to be completed in the second quarter of 2021. The transaction is subject to, among other things, the approval of the stockholders of both Enovix and Rodgers, satisfaction or waiver of the conditions stated in the definitive merger agreement (the “Merger Agreement”) and other customary closing conditions, including a registration statement on Form S-4 being declared effective by the U.S. Securities and Exchange Commission (the “SEC”), the receipt of certain regulatory approvals, and approval by The Nasdaq Stock Market LLC to list the securities of the combined company.

Additional information about the proposed transaction, including a copy of the Merger Agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by Rodgers with the SEC and available at www.sec.gov. Additional information about the proposed business combination will be described in Rodgers’s registration statement on Form S-4 relating to the proposed business combination, which will include a proxy statement/prospectus, and other documents regarding the proposed business combination, each to be filed with the SEC.

Advisors

Oppenheimer & Co. Inc. is serving as financial advisor, and Loeb & Loeb LLP is serving as legal advisor to Rodgers Silicon Valley Acquisition Corp. Oppenheimer & Co. Inc. and Williams Trading, LLC are serving as placement agents on the PIPE offering. Cooley LLP is serving as legal advisor to Enovix, and Winston & Strawn LLP is serving as legal advisor to the placement agents.

Investor Presentation and Video Presentation Information

Investors may view an investor presentation and a pre-recorded video presentation discussing the proposed business combination. To access those presentations, please visit Enovix’s website at www.enovix.com

About Enovix

Enovix is the leader in advanced silicon-anode lithium-ion battery development and production. The Company’s proprietary 3D cell architecture increases energy density and maintains high cycle life. Enovix is building the first advanced silicon-anode lithium-ion battery production facility in the U.S. The Company’s initial goal is to provide designers of category-leading mobile devices with a high-energy battery so they can create more innovative and effective portable products. Enovix is also developing its 3D cell technology and production process for the electric vehicle and energy storage markets to help enable widespread utilization of renewable energy. For more information, go to www.enovix.com.

About Rodgers Silicon Valley Acquisition Corp.

Rodgers Silicon Valley Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. RSVAC’s mission is to provide fundamental public technology investors with early access to an excellent Silicon Valley technology company with a focus on green energy, electrification, storage, Smart Industry (IoT), Artificial Intelligence and the new automated-manufacturing wave. For more information, go to www.rodgerscap.com.

Additional Information about the Transaction and Where to Find It

In connection with the proposed business combination, Rodgers will file a registration statement on Form S-4 containing a proxy statement/prospectus (the “Form S-4”) with the SEC. The Form S-4 will include a proxy statement to be distributed to holders of Rodgers’s common stock in connection with Rodgers’s solicitation of proxies for the vote by Rodgers’s stockholders with respect to the proposed transaction and other matters as described in the Form S-4, as well as the prospectus relating to the offer of securities to be issued to Enovix’s stockholders in connection with the proposed business combination. After the Form S-4 has been filed and declared effective, Rodgers will mail a definitive proxy statement, when available, to its stockholders. Investors and security holders and other interested parties are urged to read the Form S-4, any amendments thereto and any other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information about Rodgers, Enovix and the proposed business combination. Additionally, Rodgers will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. Securityholders of Rodgers are urged to read the Form S-4 and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in Solicitation

Rodgers and its directors and officers may be deemed participants in the solicitation of proxies of Rodgers’s shareholders in connection with the proposed business combination. Security holders may obtain more detailed information regarding the names, affiliations, and interests of certain of Rodgers’s executive officers and directors in the solicitation by reading Rodgers’ Form S-4 and other relevant materials filed with the SEC in connection with the business combination when they become available. Information about Rodgers’ directors and executive officers and their ownership of Rodgers common stock is set forth in Rodgers’ prospectus, dated December 1, 2020, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. These documents can be obtained free of charge from the sources indicated above. Information concerning the interests of Rodgers’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the Form S-4 relating to the proposed business combination when it becomes available.

Enovix and its directors and executive officers may also be deemed to be participants in the solicitation of proxies from the stockholders of Rodgers in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the Form S-4 for the proposed business combination.

No Offer or Solicitation

This press release is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “target,” “believe,” “expect,” “will,” “shall,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” “forecast,” “intend,” “plan,” “project,” “outlook” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Examples of forward-looking statements include, among others, statements made in this press release regarding the proposed transactions contemplated by the Merger Agreement, including the benefits of the proposed business combination, integration plans, expected synergies and revenue opportunities, anticipated future financial and operating performance and results, including estimates for growth, the expected management and governance of the combined company, and the expected timing of the proposed business combination. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on Rodger’s and Enovix’s managements’ current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Actual results and outcomes may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results and outcomes to differ materially from those indicated in the forward-looking statements include, among others, the following: (1) the occurrence of any event, change, or other circumstances that could give rise to the termination of the Merger Agreement; (2) the outcome of any legal proceedings that may be instituted against Rodgers and Enovix following the announcement of the Merger Agreement and the transactions contemplated therein; (3) the inability to complete the proposed business combination, including due to failure to obtain approval of the stockholders of Rodgers and Enovix, certain regulatory approvals, or satisfy other conditions to closing in the Merger Agreement; (4) the occurrence of any event, change, or other circumstance that could give rise to the termination of the Merger Agreement or could otherwise cause the transaction to fail to close; (5) the failure to meet the minimum cash requirements of the Merger Agreement due to Rodgers stockholder redemptions and the failure to obtain replacement financing; (6) the inability to complete the concurrent PIPE; (7) the failure to meet projected development and production targets; (8) the impact of COVID-19 pandemic on Enovix’s business and/or the ability of the parties to complete the proposed business combination; (9) the inability to obtain or maintain the listing of Rodger’s shares of common stock on Nasdaq following the proposed business combination; (10) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the proposed business combination; (11) the ability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of Enovix to grow and manage growth profitably, and retain its key employees; (12) costs related to the proposed business combination; (13) changes in applicable laws or regulations; (14) the possibility that Rodgers or Enovix may be adversely affected by other economic, business, and/or competitive factors; (15) risks relating to the uncertainty of the projected financial information with respect to Enovix; (16) risks related to the organic and inorganic growth of Enovix’s business and the timing of expected business milestones; (17) the amount of redemption requests made by Rodgers’s stockholders; and (18) other risks and uncertainties indicated from time to time in the final prospectus of Rodgers for its initial public offering dated December 1, 2020 filed with the SEC and the Form S-4 relating to the proposed business combination, including those under “Risk Factors” therein, and in Rodgers’s other filings with the SEC. Rodgers cautions that the foregoing list of factors is not exclusive. Rodgers and Enovix caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. Rodgers and Enovix do not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions, or circumstances on which any such statement is based, whether as a result of new information, future events, or otherwise, except as may be required by applicable law. Neither Enovix nor Rodgers gives any assurance that either Enovix or Rodgers, or the combined company, will achieve its expectations.

For investor inquiries, please contact:

Enovix Corporation

Charles Anderson

Phone: +1 (612) 229-9729

Email: canderson@enovix.com

Or

The Blueshirt Group

Gary Dvorchak, CFA

Phone: +1 (323) 240-5796

Email: gary@blueshirtgroup.com

For media inquiries, please contact:

Kristina Manus

Method Communications

Phone: +1 (407) 310-1914

Email: kmanus@methodcommunications.com

Or

Matt Stewart

Method Communications

Phone: +1 (415) 867-0999

Email: matt@methodcommunications.com